     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1999


                                                      REGISTRATION NO. 333-69443

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           -------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER


                           THE SECURITIES ACT OF 1933


                             SOLECTRON CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                   DELAWARE                                        94-2447045
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)



                              777 GIBRALTAR DRIVE


                           MILPITAS, CALIFORNIA 95035

                                 (408) 957-8500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                                 SUSAN S. WANG


          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY


                             SOLECTRON CORPORATION


                              777 GIBRALTAR DRIVE


                           MILPITAS, CALIFORNIA 95035

                                 (408) 957-8500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)



                                   COPIES TO:


                            STEVEN E. BOCHNER, ESQ.


                               JOHN A. FORE, ESQ.


           WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION


                               650 PAGE MILL ROAD


                          PALO ALTO, CALIFORNIA 94304

                                 (650) 493-9300


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 26, 1999


PROSPECTUS

                                 $1,000,000,000

                           -------------------------

                             SOLECTRON CORPORATION
                           -------------------------


                BY THIS PROSPECTUS, WE MAY OFFER


                                  COMMON STOCK


                                PREFERRED STOCK


                                DEBT SECURITIES



     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



            SEE "RISK FACTORS" ON PAGE 6 FOR INFORMATION YOU SHOULD


                     CONSIDER BEFORE BUYING THE SECURITIES.


                           -------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                           -------------------------

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   This prospectus is dated           , 1999

                                    SUMMARY


     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."


                             SOLECTRON CORPORATION


     Solectron Corporation is an independent provider of customized manufacturing services to electronics original equipment manufacturers. Our customers compete in the networking, data and voice communications, workstation, personal computer and computer peripheral segments of the electronics industry. We provide a wide variety of pre-manufacturing, manufacturing and post-manufacturing services, including:


     - system box-build manufacture and testing,



     - component manufacture and testing,



     - printed circuit board assembly and testing, and



     - engineering design tools and services.


     Our goal is to offer our customers the significant competitive advantages that can be obtained from manufacturing outsourcing, such as:

     - access to advanced manufacturing technologies,

     - shortened product time-to-market,

     - reduced cost of production, and

     - more effective asset utilization.

     We have manufacturing operations in locations throughout the world, including North America, Europe, the Asia/Pacific region and Brazil. We believe that the geographically diverse locations of our facilities allow us to build closer regional relationships with our customers and to better meet our customers' cost and local market content requirements.


     We were originally incorporated in California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500.

                          THE SECURITIES WE MAY OFFER

     We may offer up to $1,000,000,000 of any of the following securities either separately or in units: debt securities, preferred stock and common stock. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

DEBT SECURITIES

     We may offer unsecured general obligations in the form of either senior or subordinated debt. Senior debt includes our notes, debt and guarantees, which are for money borrowed and not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

     The senior and subordinated debt will be issued under separate indentures between Solectron and State Street Bank and Trust Company of California, N.A., as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures which are exhibits to our Registration Statement No. (333-69443) and our recent annual report on Form 10-K and quarterly report on Form 10-Q. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

     - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

     - The indentures allow us to merge or to consolidate with another U.S. company or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. company, so long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations (except in the case of a lease).

     - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely effect the right to convert or certain other matters, every holder in that series must consent.

     - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

EVENTS OF DEFAULT



     The following are the events of default under the indentures:


     - Principal not paid when due,

     - Sinking fund payment not made when due,


     - Failure to pay interest for 30 Days,


     - Covenants not performed for 60 days,

     - Bankruptcy, insolvency or reorganization, and

     - Any other event of default in the indenture.

REMEDY


     Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare principal immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.


PREFERRED STOCK

     We may issue preferred stock in one or more series and will determine the dividend, voting, and conversion rights, and other provisions at the time of sale.

COMMON STOCK

     Common stock holders are entitled to receive dividends declared by the Board of Directors, subject to rights of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

     - Annual Report on Form 10-K for the fiscal year ended August 31, 1998.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1998.


     - Current Reports on Form 8-K filed on January 26, 1999 and February 18, 1999.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

               Susan S. Wang
               Chief Financial Officer
               Solectron Corporation
               777 Gilbraltar Drive
               Milpitas, California 95035
               (408) 957-8500

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS



     You should consider carefully the specific risks set forth under the caption "Risk Factors" in the prospectus supplement before making an investment decision.



WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR THE MAJORITY OF OUR REVENUES



     A small number of our customers are responsible for the majority of our annual revenues. In fiscal 1998, our 10 largest customers accounted for 68.7% of our revenues. In fiscal 1997, our 10 largest customers accounted for 65.5% of our revenues. We are dependent upon continued revenue from our 10 largest customers and any material delay, cancellation or reduction of orders from these or other significant customers could have a material adverse effect on our results of operations. Several of our customers individually account for more than 10% of our annual revenues. Hewlett-Packard Company has historically been one of our largest customers and sales to that corporation accounted for 13.9% of our annual revenues in fiscal 1998. In fiscal 1997, sales to Hewlett-Packard accounted for 13.5% of our annual revenues. In fiscal 1996, sales to Hewlett-Packard accounted for 10.7% of our annual revenues. Cisco Systems, Inc. accounted for 10.7% of our revenues in fiscal 1998. Sun Microsystems accounted for 10.5% of our revenues in fiscal 1998. In addition, Nortel Networks Inc., formerly Bay Networks, Inc. accounted for 10.4% of our revenues in fiscal 1997.



     The percentage of our sales to major customers may fluctuate from period to period. If our sales to any of our 10 largest customers significantly declined, we would experience a material adverse effect on our results of operations. There is no guarantee that we will be able to maintain any of our 10 largest customers. In addition, we have long-term contracts with only a few of our customers including Ericsson, NCR, IBM and Mitusbishi. Under these contracts our customers are obligated to purchase products from us. However, these customers, as well as all of our other customers, are not bound to purchase products from us in volume. Our customer contracts may be canceled or our customers could materially reduce the volume of products ordered from us, either of which would have a material adverse effect on our results of operations.



WE DEPEND ON THE ELECTRONICS INDUSTRY



     A majority of our sales are to corporations in the electronics industry, which is subject to rapid technological change and product obsolescence. If we are unable to make products that conform with the changing technological environment, our products could become obsolete and our sales could significantly decline. Many of our customers are original equipment manufacturers and if we are unable to offer technologically advanced solutions that are cost effective, our sales will suffer. In addition, if we are unable to maintain and establish partnerships with major electronics manufacturers, we would experience a material adverse effect on our results of operations. A substantial portion of our revenue comes from our ability to offer complete product solutions for large electronic manufacturers. If we fail to maintain a broad product offering, our sales would decline and we would experience a material adverse effect on our results of operations. Many of our customers use us as their primary source for the types of products that we make. If our customers began using other suppliers, our sales would decrease and our results of operations would suffer.

WE MUST MANAGE OUR RAPID GROWTH TO SUSTAIN PROFITABILITY



     We have experienced rapid growth over our last five fiscal years, with revenues increasing from $1.5 billion in fiscal 1994 to $5.3 billion in fiscal 1998. Our historical growth may not continue. In recent years we have established operations in different places throughout the world. For example, in fiscal 1998, we opened offices in Taiwan and Israel, commenced manufacturing operations in Mexico and Romania and announced a joint venture with Ingram Micro, Inc. In that same fiscal year, we acquired foreign facilities in Brazil, Sweden and Ireland. Furthermore, through acquisitions in fiscal 1998 and 1999, we acquired facilities in Georgia and South Carolina and enhanced our capabilities in North Carolina and Texas. All of this recent growth has strained our management team and no assurance can be given that we will be successful in integrating any of our new operations. If we fail to integrate any of these operations we could experience a material adverse effect on our results of operations. As we manage our operations, including our new operations, and continue to expand we may incur substantial costs. If we do not achieve sufficient growth to offset increased expenses associated with our rapid expansion, our results of operations could be adversely affected. Our working capital and expenses will continue to increase as our new and enhanced facilities become fully operational. If we increase our expenses in anticipation of sales that never materialize, our profitability would be adversely affected. Our resources could be further strained if our customers require rapid production increases.



OUR INTERNATIONAL SALES ARE A SIGNIFICANT PORTION OF OUR REVENUES AND THERE ARE


CERTAIN RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY


     In fiscal 1998 approximately 34% of our sales came from outside of the United States. As a result of our foreign sales and facilities, our operations are subject to a variety of risks including the following:

     - Fluctuations in the value of currency;

     - Export duties;

     - Import and export regulation changes;

     - Potential restrictions on the transfer of funds;

     - Employee turnover;

     - Labor unrest;

     - Longer payment cycles;

     - Difficulty in collecting accounts receivable;

     - The burden of compliance with foreign laws; and


     - Economic and political instability.



     In addition, we have operations in several locations that have inflationary economies or volatile currencies, including Mexico, Brazil, China and Romania. In the future these factors may have a material adverse impact on our results of operations. The Southeast Asian and Latin American markets are experiencing currency, economic and political instability. To date, our operations have not experienced significant adverse effects from this instability. However, in the event that sales in those regions by our customers decline, there could be a reduction in demand for our products.

WE FACE RISKS ASSOCIATED WITH POTENTIAL SHORTAGES IN THE AVAILABILITY OF COMPONENTS


     One of the services that we perform for many of our customers is purchasing components used in the manufacturing of products. As a result of this service, we bear the risk of price increases for components to the extent that we are unable to purchase the components at the same time that we agree with our customers on the overall price for the products. At various times there have been shortages of components in the electronics industry. If significant product shortages should occur, we may be forced to delay manufacturing and shipments, which could have a material adverse effect on our results of operations.


OUR OPERATING RESULTS MAY FLUCTUATE


     Our quarterly revenues may fluctuate in the future as a result of a number of factors including the following:

     - The mix of printed circuit board assembly and systems build projects;

     - Our utilization of excess capacity for manufacturing;

     - Price competition;

     - The amount of automation that we can use in the assembly process;

     - The efficiencies that we can achieve through the management of inventories and fixed assets;

     - The timing of orders from major customers;

     - Fluctuations in demand for products;

     - The timing of expenditures in anticipation of increased sales;

     - Customer delivery schedules;


     - Shortages in labor or components; and


     - Whether, on behalf of our customers, we purchase the components used in the manufacture of products.


WE FACE INTENSE COMPETITION IN THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY



     We are one of many manufacturing services companies for the electronics industry. We also face competition from current and prospective customers that could decide to manufacture products internally, rather than using our services. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because they may have lower cost structures. We believe that the following factors are the primary basis of competition in our targeted markets:


     - Manufacturing technology;

     - Quality;

     - Responsiveness;

     - Availability of value-added services; and

     - Price.

     To be competitive we believe that we must provide the following services to our customers:

     - Technologically advanced manufacturing;

     - High product quality levels;

     - Flexible delivery schedules; and

     - Reliable delivery of products on a timely and price competitive basis.


WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY


RIGHTS AND WE COULD BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES


     Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a limited number of patents and our subsidiary, Force Computers, holds certain patents. These patents may not provide meaningful protection for our manufacturing process and equipment innovations. In addition, in the future third parties may assert infringement claims against us or our customers. In the event of an infringement claim we may be required to spend a significant amount of money to develop a non-infringing manufacturing process or to obtain licenses. We may not be successful in developing such a process or obtaining a license on reasonable terms, if at all. In addition, any such litigation could be lengthy and costly and could have a material adverse effect on our financial condition.


FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS


     We are subject to a variety of environmental regulations relating to the use, storage and discharge and disposal of hazardous chemicals used during our manufacturing process. Any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.


YEAR 2000 COMPLIANCE ISSUES COULD HARM OUR BUSINESS


     The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Computer programs that have this date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     We have not yet developed a formal contingency plan to handle the Year 2000 problem and we may not be successful in developing a contingency plan on a timely basis, if at all. In addition, if we do develop a contingency plan, that plan may not be successful in solving Year 2000 problems.

     We are heavily dependent upon the proper functioning of our own computer or data dependent systems. This includes, but is not limited to, our systems in information, business, finance, operations, manufacturing and service. Any significant failure or malfunctioning on the part of these or other systems could adversely affect our business.


                                USE OF PROCEEDS


     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.


                       RATIO OF EARNINGS TO FIXED CHARGES


     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                     THREE MONTHS
                                                                         ENDED
                                 FISCAL YEAR ENDED AUGUST 31,        NOVEMBER 30,
                             ------------------------------------    -------------
                             1994    1995    1996    1997    1998    1997    1998
                             ----    ----    ----    ----    ----    ----    -----
Ratio of earnings to fixed
  charges..................  6.01x   8.73x   8.99x   8.06x   9.30x   8.62x   10.82x


     These computations include us and our consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges (excluding capitalized interest). Fixed charges consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.


                       DESCRIPTION OF THE DEBT SECURITIES



     The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.



     The following summary of certain provisions of the indentures is not complete. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. In this description of the debt securities, the words "Solectron", "we", "us" or "our" refer only to Solectron Corporation and not to any of our subsidiaries.

GENERAL


     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

     Senior debt securities will be unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness, unless otherwise specified in the prospectus supplement.

     Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Solectron, including any outstanding senior debt securities. See "Subordination" and the prospectus supplement.


     The debt securities are obligations exclusively of Solectron. We are a holding company. Accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debt securities, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of our subsidiaries earnings, loans or other payments by our subsidiaries to us.


     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries earnings and business considerations.


     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiary and any indebtedness of our subsidiaries senior to that held by us.


     We are not limited as to the amount of debt securities we may issue under the indentures. The indentures do not contain financial or similar restrictive covenants. In addition, the indentures do not provide protection to holders of debt securities against a sudden or dramatic decline in our credit quality. For example, there would be no protection from a takeover, recapitalization, special dividend or other restructuring involving Solectron.

     The prospectus supplement will set forth:

     - whether the debt securities are senior or subordinated,

     - the offering price,

     - the title,

     - any limit on the aggregate principal amount,

     - the person who shall be entitled to receive interest, if other than the record holder on the record date,

     - the date the principal will be payable,

     - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

     - the place for payment of principal, premium, if any, and interest,

     - the period, price and terms and conditions for redemption at the option of Solectron,

     - our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or similar provision or at the option of the holder, and the period, price and terms and conditions for redemption or purchase,

     - the denominations of debt securities, if other than denominations of $1,000 and any integral multiple,

     - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,

     - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable,

     - if, at our election or the option of the holder, the principal, premium, if any, or interest is payable in one or more currencies or currency units other than those in which debt securities are stated to be payable, the currency or currency units in which payment of any such amount as to which such election is made will be payable, the periods, the terms and conditions upon which election shall be made and the amount payable,

     - if other than the entire principal amount, the portion of the principal amount that will be payable upon acceleration of stated maturity,

     - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose,

     - if applicable, that the debt securities are defeasible under the indentures as described under "Defeasance and Covenant
       Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Defeasance of Certain Covenants,"

     - if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our common stock, preferred stock or other securities or property;

     - whether the debt securities will be issuable in the form of a global security and, if so, the depositary and the form of any legend on the global security;

     - in the case of subordinated debt securities, whether the subordination provisions described below under "Subordination" will apply or whether different subordination provisions will apply,

     - any addition to or change in the events of default and any change in the right of the trustee or the holders to declare the principal amount due and payable,

     - any addition to or change in the indenture covenants described under "Restrictive Covenants," and

     - any other terms of such debt securities not inconsistent with the relevant indenture.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.


CONVERSION


     Debt securities may be convertible into or exchangeable for common stock, preferred stock or other securities or property as set forth in the prospectus supplement. The prospectus supplement will specify whether, among other things, the conversion is mandatory or at the option of the holder, as well as other terms and conditions of conversion.


SUBORDINATION



     Unless otherwise indicated or modified in the prospectus supplement, the following provisions will apply to the subordinated debt securities.


     The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the subordinated indenture to the prior payment in full of all Senior Indebtedness, including any senior debt securities.


     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness.



     In the event of any acceleration of the subordinated debt securities because of an Event of Default, the holders of any senior indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect to such Senior Indebtedness before the holders of subordinated debt securities are entitled to receive any payment or distribution in respect thereof.


     We are required to promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an Event of Default.

     We may also not make payment upon or in respect of the subordinated debt securities if:

     - a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace, or

     - any other default occurs and is continuing with respect to Designated Senior Indebtedness, as defined, that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, a payment blockage notice, from Solectron or other person permitted to give such notice under the subordinated indenture.

     We may and shall resume payments on the subordinated debt securities:

     - in case of a payment default, upon the date on which such default is cured or waived, and

     - in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable payment blockage notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated.

     No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until:

     - 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice, and


     - all scheduled payments of principal, premium, if any, and interest due on the subordinated debt securities have been paid in full in cash.



     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.



     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.



     The subordination provisions will not prevent the occurrence of any Event of Default under the subordinated indenture.



     If the trustee or any holder of subordinated debt securities receives any payment or distribution in contravention of the subordination provisions of the subordinated indenture before all Senior Indebtedness is paid in full, then such payment or distribution will be held in trust for the holders of Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness.



     We are not limited or prohibited from incurring additional Senior Indebtedness under the subordinated indenture.



     Senior debt securities will constitute Senior Indebtedness under the subordinated indenture.



FORM OF DEBT SECURITIES



     The debt securities will be issuable only in fully registered form, without coupons. Unless otherwise specified in the prospectus supplement, debt securities will be issued only in denominations of $1,000 and integral multiples of $1,000.



EXCHANGE AND TRANSFER


     Holders may exchange the debt securities of each series that they hold for other debt securities of the same series of any authorized denomination and aggregate principal amount, subject to the terms of the indentures and the limitations applicable to global securities.


     Holders may present their debt securities for exchange, subject to the terms of the indentures and the limitations applicable to global securities, or for registration of transfer, duly endorsed or with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us.



     We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable as a result of the transfer or exchange.



     Any transfer or exchange by a holder will be effected upon the security registrar or such transfer agent being satisfied with the documents of title and identity of the person making the request.



     If debt securities of any series are to be redeemed in part, we will not be required to:



     - issue, register the transfer of or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or



     - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.


     We have initially appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.


GLOBAL SECURITIES


     Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the represented debt securities. Each global security will:

     - be registered in the name of a depositary or nominee identified in the prospectus supplement,

     - be deposited with the depositary or nominee or custodian, and

     - bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of the depositary unless:

     - the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the indentures,

     - there shall have occurred and be continuing an Event of Default with respect to the debt securities represented by such global security, or

     - there shall exist such circumstances, if any, in addition to or instead of those described above as may be described in the prospectus supplement. All securities issued in exchange for a global security or any portion of a global security will be registered in such names as the depositary may direct.

     As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the indentures. Except in the limited circumstances referred to above, owners of beneficial interests in a global security:

     - will not be entitled to have global security or any debt securities represented by the global security registered in their names,

     - will not receive or be entitled to receive physical delivery of certificated debt securities in exchange, and

     - will not be considered to be the owners or holders of such global security or any debt securities represented by the global security.

     All payments of principal, premium, if any, and interest on a global security will be made to the depositary or its nominee as the holder of such global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any such participant, with respect to interests of persons held by such participants on their behalf.

     Payments, transfers, exchanges and other matters relating to beneficial interests in a global security will be subject to various depositary policies and procedures. The depositary policies and procedures may change from time to time. Neither Solectron or the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.


PAYMENT AND PAYING AGENTS


     Unless otherwise indicated in the prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date.

     Unless otherwise indicated in the prospectus supplement, principal, premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. However, at our option, we may pay interest by mailing a check to the record holder.

     Unless otherwise indicated in the prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent for the payment of the principal, premium, if any, or interest on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date such money would be turned over to the State or at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for such payment.


RESTRICTIVE COVENANTS


     Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the senior debt securities.


Limitations on Liens


     We will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgage") upon any Principal Property or upon any shares of stock or indebtedness for borrowed money or evidenced by a bond, note, debenture or similar instrument of any Restricted Subsidiary owned by us or a Restricted Subsidiary, whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired, without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such mortgage, that the senior debt securities, together with, if we shall so determine, any other indebtedness of or guarantee by us or such Restricted Subsidiary ranking equally with the senior debt securities, shall be secured equally and ratably with, or, at our option, prior to, such secured debt.

     The above restriction, however, will not apply to the following, provided, however, that mortgages permitted by any of the following clauses (1) through
(6) below shall not extend to or cover any of our other Principal Property or any Restricted Subsidiary or any shares of stock or indebtedness of any such Restricted Subsidiary, other than the property, including improvements thereto, stock or indebtedness specified in the following clauses:


     (1) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary,

     (2) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by Solectron or a Restricted Subsidiary, which may include property previously leased by Solectron or a Restricted Subsidiary and leasehold interests thereon, provided that the lease terminates prior to the acquisition, or mortgages thereon to secure payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof, or in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements,

     (3) mortgages to secure indebtedness owing to Solectron or to a Restricted Subsidiary,

     (4) mortgages existing at the date of the senior indenture,

     (5) mortgages on property of a person existing at the time such person is merged into or consolidated with Solectron or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entity or substantially as an entity to Solectron or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition,


     (6) mortgages in favor of the United States of America or any state, territory or possession thereof, or the District of Columbia, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof, or the District of Columbia, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improving the property subject to such mortgages, or


     (7) extensions, renewals or replacements of any mortgage referred to in the preceding clauses (1) through (6), including successive extensions, renewals and replacements.

     Notwithstanding the restrictions outlined in the preceding paragraph, we or any Restricted Subsidiary may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the senior debt securities, provided that after giving effect thereto, the aggregate amount of all debt then outstanding so secured by mortgages, not including mortgages permitted under any clauses (1) through (7) above, plus Attributable Debt, as defined below, of Solectron and Restricted Subsidiaries in respect of Sale and Lease-Back Transactions entered into after the date of the senior indenture, other than any Sale and Lease-Back Transaction permitted under clause (2) of the restrictions described below under "-- Limitations on Sale and Lease-Back Transactions" and other than any Sale and Lease-Back Transaction with respect to any Principal Property as to which we or a Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on such Principal Property at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction under any of clauses (1) through (7) above does not at the time such debt is issued, incurred, created, assumed or guaranteed exceed an amount equal to 10% of our Consolidated Net Tangible Assets.



LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS


     We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale or Lease-Back Transaction with respect to any Principal Property, unless:

     (1) we or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the senior debt securities, pursuant to the limitation on liens described above, or

     (2) we shall apply an amount equal to the greater of the net proceeds of such sale, the fair market value of such property at the time of such sale, as determined in good faith by us, or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either, or a combination of,

        - the retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity, of debt for borrowed money of Solectron or a Restricted Subsidiary that has a scheduled maturity more than 12 months after its creation, or

        - the purchase, construction, improvement or development of other comparable property.


CONSOLIDATION, MERGER AND SALE OF ASSETS


     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

     - the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state thereof, and assumes Solectron's obligations on the debt securities and under the indentures,

     - immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of Solectron or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and

     - certain other conditions are met.

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default, unless the prospectus supplement makes the event inapplicable to a particular series of debt securities:

     (1) failure to pay principal of or any premium on any debt security of that series when due, whether or not such payment is prohibited by the subordination provisions of the subordinated indenture,

     (2) failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the subordinated indenture,

     (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not such deposit is prohibited by the subordination provisions of the subordinated indenture,

     (4) failure to perform any other covenant of Solectron in the indenture, other than a covenant included in the indentures solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series, as provided in the indentures,

     (5) certain events in bankruptcy, insolvency or reorganization with respect to Solectron, and

     (6) any other Event of Default specified in the prospectus supplement.

     If an Event of Default, other than an Event of Default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

     If an Event of Default described in clause (5) above shall occur, the principal amount of all the debt securities of that series, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described above. See "Subordination" above.

     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived. For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the trustee's duties in case an Event of Default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series.

     No holder of a debt security of any series will have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

     - such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series,

     - the holders of at least 25% in aggregate principal amount of the outstanding securities of that series have made a written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and

     - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

     However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

     We are required to furnish to the trustee annually a statement by our officers as to whether or not Solectron, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

     Solectron and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

     However, neither Solectron nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

     - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

     - reduce the principal amount of, or any premium or interest on, any debt security,

     - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of the debt security,

     - change the place or currency of payment of principal of, or any premium or interest on, any debt security,

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

     - in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to the holders of the subordinated debt securities,

     - in the case of debt securities that are convertible into securities of Solectron, adversely affect the right of holders to convert any of the debt securities other than as provided in or pursuant to the indentures,

     - reduce the percentage in principal amount of outstanding securities of any series, the consent of whose holders is required for modification or amendment of the indentures,

     - reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults, or

     - modify such provisions with respect to modification and waiver.

     Holders of a majority in aggregate principal amount of the outstanding securities of any series may waive, on behalf of the holders of all debt securities of that series, compliance by us with the restrictive covenants described under "Restrictive Covenants" above.

     The holders of not less than a majority in principal amount of the outstanding securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal of or premium or interest on any debt security of that series, or

     - in respect of a covenant or provision of the indenture which cannot be amended without the consent of the holder of each outstanding security of such series affected.

     In determining whether the holders of the requisite principal amount of the outstanding securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

     (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

     (2) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined as provided in the indenture, and


     (3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent in the manner provided in the indenture.


DEFEASANCE AND COVENANT DEFEASANCE

     We may elect in the prospectus supplement, at our option, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants, applied to the debt securities of any series.

Defeasance and Discharge

     Upon our option, if any, to have Section 1302 applied to any debt securities, the provisions of Article 15 of the subordinated indenture relating to subordination will cease to be effective and with respect to any debt securities, we will be discharged from all of our obligations except those obligations specified in the following sentence upon the deposit in trust of money or U.S. government obligations that will provide money in an amount sufficient to pay the principal, premium, if any, and interest on such debt securities.

     We will, however, continue to be required:

     - to exchange or register the transfer of debt securities,

     - to replace stolen, lost or mutilated debt securities,

     - to maintain paying agencies,

     - to hold moneys for payment in trust, and

     - to effect conversion.

     Such defeasance or discharge may occur only if:

     - we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

     - there has been a change in tax law,

in either case to the effect that holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.


Defeasance of Certain Covenants



     Upon our option, if any, to have Section 1303 applied to any debt securities, we may omit to comply with certain restrictive covenants, including those described above under "Restrictive Covenants" and in the prospectus supplement, and the occurrence of certain Events of Default, described above in clause (4) with respect to such restrictive covenants under "Events of Default" and in the prospectus supplement, will be deemed not to result in an Event of Default and, in the case of the subordinated indenture, the provisions of
Article 15 relating to subordination will cease to be effective with respect to any subordinated debt securities. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations which will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities.


     We will also be required, among other things, to deliver to the trustee an opinion of counsel that holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

     In the event we exercised this option and the debt securities were declared due and payable because of an Event of Default, the amount of deposited money and U.S. government obligations in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.


     We may, at our option, satisfy and discharge each of the indentures, except for certain of our obligations and the trustee's obligations, including, among others the obligations to apply money held in trust, when:


     - either (1) all debt securities previously authenticated and delivered (other than those that were destroyed, lost or stolen and that have been replaced or paid and for which money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from the trust) have been delivered to the trustee for cancellation or discharge from such trust, or (2) all such debt securities not previously delivered to the trustee for cancellation


     (a) have become due and payable,

     (b) will become due and payable at their stated maturity within one year, or

     (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at our expense and we have deposited or caused to be deposited an amount sufficient to pay and discharge the entire indebtedness on debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit, in the case of debt securities which have become due and payable, or to the stated maturity or redemption date, as the case may be,

     -   we have paid or caused to be paid all other sums payable by us, and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, to the effect that all conditions precedent relating to the satisfaction and discharge have been satisfied.

NOTICES

     Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York, without giving effect to such state's conflicts to laws principles.

REGARDING THE TRUSTEE

     The indentures contain certain limitations on the right of the trustee, should it become a creditor of Solectron, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise.

     The trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.


DEFINITIONS OF CERTAIN TERMS


Definitions Applicable to the Subordinated Debt Securities:


     "Senior Indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness, of Solectron, whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Solectron, including all deferrals, renewals, extensions or refundings of, amendments, modifications or supplements to, the foregoing, unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the subordinated debt securities or expressly provides that such Indebtedness is "pari passu" or "junior" to the subordinated debt securities. Senior Indebtedness does not include any Indebtedness to any of our majority-owned subsidiaries. Senior Indebtedness does include our previously issued 7 3/8% Senior Notes due 2006 and the Liquid Yield Option Notes (Zero Coupon-Senior) due 2019.



     "Indebtedness" means with respect to any Person:



     (1) all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money, including obligations of Solectron in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.


     (2) all reimbursement obligations and other liabilities, contingent or otherwise, of such person with respect to letters of credit, bank guarantees or bankers' acceptances,

     (3) all obligations and liabilities, contingent or otherwise, in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property,

     (4) all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

     (5) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities, contingent or otherwise, of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (4),

     (6) any indebtedness or other obligations described in clauses (1) through
         (4) secured by any mortgage, pledge, lien or other encumbrances existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligations secured thereby shall have been assumed by such person, and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
         (6).

     "Designated Senior Indebtedness" means our existing credit agreement and our existing off-balance sheet real estate leases as well as any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements of documents to which Solectron is a party, expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the subordinated indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

Definitions Applicable to the Senior Debt Securities:

     "Attributable Debt" with regard to a Sale and Lease-Back Transaction with respect to any property means, at the time of determination, the lesser of:

     (1) the fair market value of such property (as determined in good faith by our Board of Directors), or

     (2) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof, including:

        - any period for which such lease has been extended, or

        - discounted at the rate of interest set forth or implicit in the terms of such lease, or, if not practicable to determine such rate, the rate of interest borne by the senior debt securities compounded semi-annually.

In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated, in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the net amount determined assuming no such termination.

     "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting therefrom:

     - all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and current maturities of debt that has a scheduled maturity more than 12 months after the date of its creation and of obligations under capital leases,

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, other than capitalized unamortized product development costs, such as, without limitation, capitalized hardware and software development costs, to the extent included in said aggregate amount of assets, and

     - appropriate adjustments on account of minority interests of other persons holding stock of Solectron's Subsidiaries, all as set forth on the most recent consolidated balance sheet of Solectron and its subsidiaries and computed in accordance with generally accepted accounting principles.

     "Principal Property" means the land, improvements, buildings and fixtures, to the extent they constitute real property interests, including any leasehold interest therein, constituting our principal corporate office, any manufacturing plant or any manufacturing facility, whether now owned or hereafter acquired, which is:

     - owned or leased by us or any Restricted Subsidiary,

     - is located within any of the present 50 states of the United States of America or the District of Columbia,

     - has not been determined in good faith by our Board of Directors not to be of material importance to the business conducted by us and our Subsidiaries, taken as a whole, and

     - has a book value on the date of which the determination is being made of in excess of 1% of our Consolidated Net Tangible Assets as most recently determined on or prior to such date, including for purposes of such calculation the land, improvements, buildings and such fixtures comprising such office, plant or facility, as the case may be.

     "Restricted Subsidiary" means any Subsidiary which owns any Principal Property; provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary which is engaged primarily in financing receivables or which is otherwise engaged primarily in the finance business including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, Solectron and/or its Subsidiaries; provided, further, that the term "Restricted Subsidiary" shall not include any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by Solectron or by one or more other Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or over the counter.

     "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, other than any such transaction involving a lease for a term of not more than three years or any such transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries.

     "Subsidiary" means:

     - any corporation of which more than 66 2/3% of the outstanding voting stock is at the time owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more Subsidiaries, and

     - any partnership of which more than 66 2/3% of the equity capital or profit interest is at the time, owned, directly or indirectly, by us or by one or more other Subsidiaries or by us and one or more Subsidiaries.

For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.


                          DESCRIPTION OF CAPITAL STOCK



     Our authorized capital stock consists of 401,200,000 shares. Those shares consist of (1) 400,000,000 shares designated as common stock, $0.001 par value, and (2) 1,200,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of February 26, 1999, there were approximately 238,600,000 shares of common stock issued and outstanding.



COMMON STOCK


     Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

     All outstanding shares of common stock are fully paid and nonassessable.

     Our common stock is listed on the New York Stock Exchange under the symbol "SLR." The transfer agent and registrar for the common stock is Boston Equiserve Limited Partnership.


PREFERRED STOCK


     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     As of August 31, 1998, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

     - designations, powers, preferences, privileges,

     - relative participating, optional or special rights, and

     - the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the common stock.

     The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Solectron or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

     The prospectus supplement will specify:

     - the maximum number of shares,

     - the designation of the shares,

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Solectron's affairs,

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

     - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

     - the voting rights, and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.


     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate.



     Each global certificate will:


     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

     - be deposited with such depositary or nominee or a custodian for the depositary, and

     - will bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

DELAWARE GENERAL CORPORATION LAW SECTION 203

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with an "interested stockholder" for a period of three years after the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

     The Section 203 restrictions do not apply if:

     (1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status,

     (2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the "voting stock") that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares

          - owned by directors who are also officers of the target corporation, and

          - held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer, or

          - on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Solectron. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

                              PLAN OF DISTRIBUTION

     We may sell the Securities separately or together:

     - through one or more underwriters or dealers in a public offering and sale by them,

     - directly to investors, or

     - through agents.

     We may describe the Securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     - at market prices prevailing at the times of sale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     We will describe the method of distribution of the Securities in the prospectus supplement.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of Securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any, in connection with the distribution.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of Solectron's Securities offered by this prospectus will be passed upon for Solectron by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Solectron Corporation as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                                    PART II



                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $  278,000
Trustee's fees and expenses.................................      25,000
Accounting fees and expenses................................      75,000
Legal fees and expenses.....................................     250,000
Printing and engraving......................................      50,000
Blue sky fees and expenses..................................      20,000
Transfer agent fees and expenses............................      25,000
Rating agencies' fees.......................................     650,000
Miscellaneous...............................................      20,000
                                                              ----------
          Total.............................................  $1,393,000
                                                              ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SOLECTRON



CERTIFICATE OF INCORPORATION


     Article 11 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     - for any breach of their duty of loyalty to the corporation or its stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     - for any transaction from which the director derived an improper personal benefit.


BYLAWS


     Article VI of our Bylaws provides that we:

     - will indemnify each director and officer who is or was a director or officer of the corporation, who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, and

     - may indemnify any person, other than directors and officers, who is or was an employee or agent of the corporation, who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation against expenses, including attorneys' fees, judgments, fines and other amounts actually and reasonably incurred in connection with any proceeding.

     Unless indemnification is mandated by law or the order, judgment or decree of any court of competent jurisdiction, we shall not indemnify any person if such indemnification

     - would be inconsistent with a provision of our Certificate of Incorporation, Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification, or

     - would be inconsistent with any condition expressly imposed by a court in approving a settlement.


     Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We currently maintain liability insurance for our officers and directors.


     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Solectron, arising out of such person's services as a director or officer of Solectron, any subsidiary of Solectron or any other company or enterprise to which the person provides services at the request of Solectron.

     The form(s) of proposed Underwriting Agreement(s) to be filed as (an) Exhibit(s) hereto or incorporated by reference herein may include provisions regarding the indemnification of our officers and directors by the several Underwriters.


ITEM 16. EXHIBITS


     The following exhibits are filed herewith or incorporated by reference herein:


EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
    1.1  Form of Underwriting Agreement.*
    3.1  Certificate of Incorporation.(1)
    3.2  Bylaws.(1)
    4.1  Form of Senior Indenture.**
    4.2  Form of Subordinated Indenture.
    4.3  Form of Senior Debt Security (included in Exhibit 4.1).**
    4.4  Form of Subordinated Debt Security (included in Exhibit
         4.2).
    5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.***

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
   12.1  Computation of Ratio of Earnings to Fixed Charges.**
   23.1  Consent of KPMG LLP, independent auditors.
   23.2  Consent of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation (included in Exhibit 5.1).***
   24.1  Power of Attorney of certain directors and officers of
         Solectron Corporation (see page II-6 of initial filing of
         this Form S-3).**
   25.1  Form T-1 Statement of Eligibility of Trustee for Senior
         Indenture under the Trust Indenture Act of 1939.**
   25.2  Form T-1 Statement of Eligibility of Trustee for
         Subordinated Indenture under the Trust Indenture Act of
         1939.**


-------------------------
  * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

 ** Previously filed.

*** To be filed by amendment.

(1) Incorporated by reference to Solectron's Annual Report on Form 10-K for the fiscal year ended August 31, 1997.


ITEM 17. UNDERTAKINGS


     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on March 26, 1999.


                                          SOLECTRON CORPORATION

                                          By:      /s/ KOICHI NISHIMURA
                                             -----------------------------------

                                                   Koichi Nishimura, Ph.D

                                             President, Chief Executive Officer
                                                  and Chairman of the Board

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                       NAME                                  TITLE                DATE
                       ----                                  -----                ----

               /s/ KOICHI NISHIMURA                     President, Chief     March 26, 1999
---------------------------------------------------  Executive Officer and
              Koichi Nishimura, Ph.D.                Chairman of the Board

                 /s/ SUSAN S. WANG                      Chief Financial      March 26, 1999
---------------------------------------------------    Officer (Principal
                   Susan S. Wang                         Financial and
                                                      Accounting Officer),
                                                     Senior Vice President
                                                         and Secretary

                         *                                  Director         March 26, 1999
---------------------------------------------------
                  Winston H. Chen

                         *                                  Director         March 26, 1999
---------------------------------------------------
                Richard A. D'Amore

                         *                                  Director         March 26, 1999
---------------------------------------------------
               Charles A. Dickinson

                         *                                  Director         March 26, 1999
---------------------------------------------------
                  Heinz Fridrich

                         *                                  Director         March 26, 1999
---------------------------------------------------
             Philip V. Gerdine, Ph.D.

                         *                                  Director         March 26, 1999
---------------------------------------------------
                 William A. Hasler

                         *                                  Director         March 26, 1999
---------------------------------------------------
            Kenneth E. Haughton, Ph.D.

                         *                                  Director         March 26, 1999
---------------------------------------------------
                Paul R. Low, Ph.D.

                         *                                  Director         March 26, 1999
---------------------------------------------------
                   Osamu Yamada

              *By: /s/ SUSAN S. WANG
   --------------------------------------------
          Susan S. Wang, Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
    1.1  Form of Underwriting Agreement.*
    3.1  Certificate of Incorporation.(1)
    3.2  Bylaws.(1)
    4.1  Form of Senior Indenture.**
    4.2  Form of Subordinated Indenture.
    4.3  Form of Senior Debt Security (included in Exhibit 4.1).**
    4.4  Form of Subordinated Debt Security (included in Exhibit
         4.2).
    5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.***
   12.1  Computation of Ratio of Earnings to Fixed Charges.**
   23.1  Consent of KPMG LLP, independent auditors.
   23.2  Consent of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation (included in Exhibit 5.1).***
   24.1  Power of Attorney of certain directors and officers of
         Solectron Corporation (see page II-6 of initial filing of
         this Form S-3).**
   25.1  Form T-1 Statement of Eligibility of Trustee for Senior
         Indenture under the Trust Indenture Act of 1939.**
   25.2  Form T-1 Statement of Eligibility of Trustee for
         Subordinated Indenture under the Trust Indenture Act of
         1939.**


-------------------------
  * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

 ** Previously filed.

*** To be filed by amendment.

(1) Incorporated by reference to Solectron's Annual Report on Form 10-K for the fiscal year ended August 31, 1997.